Exhibit 99.1

The Bancorp, Inc. Reports First Quarter 2008 Earnings

Wilmington, De – April 28, 2008—The Bancorp, Inc. ("Bancorp") (Nasdaq NM: TBBK), a bank holding company, today reported results for the quarter ended March 31, 2008.

Betsy Z. Cohen, Bancorp's Chief Executive Officer, said, “During the first full quarter of operations after the acquisition of Stored Value Solutions ("SVS"), significant opportunities were identified, many of which have been consummated and which we expect will impact Bancorp in the second and third quarters of 2008. Additionally, average deposits generated by SVS were $173 million, approximately 10% above our estimate, at an average cost of 172 bps. However, our first quarter results were impacted significantly by the timing of the steep and immediate decline in asset yields as a result of the Federal Reserve Board’s lowering of interest rates in contrast to the lagging re-pricing of deposit costs. These factors put downward pressure on the net interest margin in the short term. We anticipate that the net interest margin will rebound over the coming quarters as deposit costs re-price. Further, as part of our desire to build the loan loss reserve coverage ratio throughout 2008, the provision in the quarter was increased by $600,000.”

Bancorp reported net income available to common shareholders for the three months ended March 31, 2008 of $2.8 million, or $0.19 diluted earnings per share, based on diluted shares of 14,669,003, compared to net income available to common shareholders of $2.9 million, or $0.20 diluted earnings per share, based on diluted shares of 14,382,223, for the three months ended December 31, 2007.

Bancorp reported net income available to common shareholders for the three months ended March 31, 2008 of $2.8 million, or $0.19 diluted earnings per share, based on diluted shares of 14,669,003, compared to net income available to common shareholders of $3.5 million, or $0.25 diluted earnings per share, based on diluted shares of 14,417,329, for the three months ended March 31, 2007.

At March 31, 2008, Bancorp's total assets were $1.6 billion, an increase of $253.2 million or 18.2% from March 31, 2007 and an increase of $79.1 million or 5.0% from December 31, 2007. Loans grew to $1.363 billion, an increase of $260.3 million or 23.6% from March 31, 2007 and an increase of $75.9 million or 5.9% from those of December 31, 2007. Deposits grew to $1.255 billion, an increase of $26.7 million or 2.2% from March 31, 2007 and a decrease of $23.5 million or 1.8%, from deposits at December 31, 2007.

Conference Call Webcast

Interested parties can access the LIVE webcast of Bancorp's Quarterly Earnings Conference Call at 10:00 AM EDT on Monday, April 28, 2008 by clicking on the webcast link on Bancorp's homepage at www.thebancorp.com. The conference call may also be listened to by dialing 800.901.5213 using passcode 58765009. For those who are not available to listen to the live broadcast, the replay of the webcast will be available following the live call on Bancorp's investor relations website and telephonically until Monday, May 5, 2008 by dialing 888-286-8010, access code 20551183.

About Bancorp

The Bancorp, Inc. is a bank holding company that operates The Bancorp Bank, an FDIC-insured commercial bank that delivers a full array of financial services and products both directly and through private-label affinity partner programs nationwide. The Bancorp Bank’s regional community bank division serves the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

The Bancorp, Inc. Contact

Andres Viroslav

215-861-7990

andres.viroslav@thebancorp.com

The Bancorp, Inc.

Financial Highlights

(unaudited)

	Three months ended
	March 31,
Condensed income statement	2008	2007
	(dollars in thousands except per share data)

Net interest income	$12,896	$12,554
Provision for loan and lease losses	1,350	750
Non-interest income	3,476	1,506
Non-interest expense	10,362	7,435

Net income before income tax expense	4,660	5,875
Income tax expense	1,833	2,293

Net income	2,827	3,582
Less preferred stock dividends and accretion	(17)	(18)
Income allocated to Series A preferred shareholders	(21)	(29)

Net income available to common shareholders	$2,789	$3,535

Basic earnings per share	$0.19	$0.26

Diluted earnings per share	$0.19	$0.25

Weighted average shares - basic	14,561,640	13,753,476
Weighted average shares - diluted	14,669,003	14,417,329

	March 31,	December 31,	September 30	March 31
Condensed balance sheet	2008	2007	2007	2007

Assets
Federal funds sold	$45,714	$40,783	$87,394	$148,832
Investment securities	127,962	122,215	117,790	114,794
Loans	1,362,653	1,286,789	1,262,333	1,102,372
Allowance for loan and lease losses	(11,328)	(10,233)	(9,527)	(8,857)
Other assets	122,453	128,828	50,197	37,118

Total assets	$1,647,454	$1,568,382	$1,508,187	$1,394,259

Liabilities and shareholders’ equity
Transaction accounts	$829,611	$864,254	$705,858	$747,514
Time deposits	425,159	414,064	400,066	480,521

Total deposits	1,254,770	1,278,318	1,105,924	1,228,035
Short term borrowings	177,658	93,846	233,845	4,116
Subordinated debt	13,401	13,401	—	—
Long term borrowings	15,000	—	—	—
Other liabilities	6,438	6,558	5,834	8,658
Shareholder's equity	180,187	176,259	162,584	153,450

Total liabilities and shareholders’ equity	$1,647,454	$1,568,382	$1,508,187	$1,394,259

	First	Fourth	Third	First
	quarter	Quarter	quarter	quarter
Average condensed balance sheet	average 2008	average 2007	average 2007	average 2007
Assets
Federal funds sold	$28,708	$31,880	$30,536	$108,008
Investment securities	122,161	118,313	114,361	115,313
Loans	1,330,566	1,269,324	1,213,002	1,072,293
Allowance for loan and lease losses	(10,928)	(9,863)	(9,748)	(8,746)
Other assets	124,654	60,842	43,868	36,461

Total assets	$1,595,161	$1,470,496	$1,392,019	$1,323,329

Liabilities and shareholders’ equity
Transaction accounts	$886,567	$731,571	$725,666	$605,375
Time deposits	392,594	423,617	385,387	488,344

Total deposits	1,279,161	1,155,188	1,111,053	1,093,719
Short term borrowings	134,922	144,937	116,144	68,186
Other borrowings	165	—	—	—
Other liabilities	3,515	6,325	6,876	11,304
Shareholders' equity	177,398	164,046	157,946	150,120

Total liabilities and shareholders’ equity	$1,595,161	$1,470,496	$1,392,019	$1,323,329

	March 31	December 31	September 30	March 31
	2008	2007	2007	2007
Loan Portfolio	Amount	Amount	Amount	Amount
Commercial	$324,824	$325,166	$282,339	$226,888
Commercial mortgage	419,764	369,124	383,397	323,741
Construction	348,133	307,614	314,543	293,915

Total commercial loans	1,092,721	1,001,904	980,279	844,544
Direct financing leases, net	87,772	89,519	89,564	83,211
Residential mortgage	48,764	50,193	50,553	57,287
Consumer loans and others	132,671	144,882	142,221	117,595

	1,361,928	1,286,498	1,262,617	1,102,637
Unamortized costs (fees)	725	291	(284)	(265)

Total loans, net of unamortized fees and costs	$1,362,653	$1,286,789	$1,262,333	$1,102,372

Supplemental loan data (1):

Construction 1-4 family	$177,843	$167,485
Construction commercial, land acquisition and development	170,290	140,129

	$348,133	$307,614

(1)	Prior to December 31, 2007 Construction loans were tracked as a single category.

	Three months ended
	March 31,
Selected operating ratios	2008	2007
Return on average assets	0.71%	1.08%
Return on average equity	6.37%	9.54%
Return on average tangible equity (1)	9.80%	9.80%
Net interest margin	3.45%	3.87%
Efficiency ratio	63.29%	52.88%
Book value per share	$12.28	$11.05

(1) Reconciliation table for Non-GAAP financial measure
Return on average equity	6.37%	9.54%
Effect of goodwill and intangibles	3.43%	0.26%

Return on average tangible equity	9.80%	9.80%

Average tangible equity excludes acquisition related average goodwill and intangibles:
Average shareholders’ equity	177,398	150,120
Average goodwill and intangibles	(62,061)	(3,951)

Average tangible equity	115,337	146,169

	As of or for the period ended
	March 31,
Asset quality ratios	2008	2007
Nonperforming loans to total loans	0.70%	0.03%
Nonperforming assets to total assets	0.58%	0.02%
Allowance for loan and lease losses to total loans	0.83%	0.80%
Nonaccrual loans	8,488	—
Loans 90 days past due still accruing interest	985	279